UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 11, 2017

EXOlifestyle, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51935	90-1119774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 Gordon’s Corner Road, Suite 1A Manalapan, NJ 07726
(Address of principal executive offices)

Registrant’s telephone number, including area code	732-845-0906

136 NW 16th Street, Boca Raton, FL 33432
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 17, 2017, EXOlifestyle, Inc. (the “Company”) entered into an Acquisition Agreement with Sun Pacific Power Corp. (“SPPC”) whereby 100% of SPPC was purchased for certain shares of common and preferred shares of the Company (the “Agreement”). Pursuant to the Agreement the shareholders of SPPC shall exchange their shares for shares of EXOL as follows:

●	The holders of Series 1-A Preferred shares of SPPC shall receive exactly 0.9764 share of newly designated Series B Preferred Shares (the “EXOL Series B Shares” described in Item 5.03 below) in exchange for each share of Series 1-A Preferred of SPPC. The EXOL Series B Preferred Shares shall automatically convert at a rate of 30.8565 of common shares for each share of EXOL Series B Preferred Share upon the effectiveness of a reverse stock split of 50:1, which the Board of Directors has recommended to the shareholders. The Series B Preferred Share have voting rights equal to the aggregate common shares upon conversion.

●	The holders of the Series B Preferred Shares of SPPC shall each receive 1 share of the newly designated Series C Preferred Shares of the Company in exchange for each share of the Series B Preferred Shares of SPPC (described in Section 5.03 below). EXOL Series C Preferred Shares have not voting rights and shall automatically redeem 24 months from issuance.

●	The holders of common shares of SPPC shall each receive 8.83 shares of common stock of EXOL in exchange for each share of SPPC common stock for a total of 284,248,605 shares.

The closing of the Agreement was further conditioned upon the following:

●	Randy Romano, current Director of the Company, agreed to exchange all outstanding warrants held by Mr. Romano for 11,685 shares of the newly designated Series B Preferred stock described herein.

●	Vaughan Dugan, current Director of the Company, agreed to exchange all outstanding warrants held by Mr. Dugan for 11,964 shares of the newly designation Series B Preferred stock described herein.

●	Within 15 days of closing of the Agreement, Mr. Nicholas Campanella, Director and CEO of SPPC, shall enter into a settlement of certain debts owed by SPPC to Mr. Campanella in exchange for a profit sharing arrangement, final terms to be determined.

●	Upon closing, Randy Romano and Vaughan Dugan shall resign as Directors of the Company and the following persons shall be appointed to the Board of Directors. More detail on the incoming board of directors is provided under Item 5.02, below

.

Party	Position
Nicholas Campanella	Director, CEO, President
Gregory Rodman	Director
Vincent Randanzzo	Director
Sumair Mitroo	Director
William Singer	Director

Upon closing of the Agreement, SPPC will become a wholly owned subsidiary of the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1, and incorporated by reference.

Section 3 – Securities and Trading Markets.

Item 3.02 Unregistered Sales of Equity Securities.

On August 17, 2017, the Company agreed to issue to 1,000,000 shares of Series B Preferred stock, 200,000 shares of Series C Preferred stock and 284,215,420 shares of common stock to the respective shareholders of Sun Pacific Power Corp. as set forth in Item 1.01 above under the terms of the Agreement in exchange for services. No issuance has been registered with the Commission.

The shares of Common Stock referenced herein will be issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 3.03 Material Modification of Rights of Security Holders

Section 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In anticipation of closing the Agreement as described in Item 1.01 above, on August 11, 2017, the Board of Directors designated two series of preferred shares which was duly filed with the state of Nevada. Specifically, the Board of Directors designated 1,000,000 shares of Series B Preferred stock, par value $0.001. The Series B Preferred stock shall automatically convert into common stock at a rate of 30.8565 of common shares for each share of EXOL Series B Preferred Share upon the effectiveness of a reverse stock split of 50:1, which the Board of Directors has recommended to the shareholders. The Series B Preferred Share have voting rights equal to the aggregate common shares upon conversion. The Board of Directors further designated 500,000 shares of Series C Preferred stock, par value $0.001. The Series C Preferred stock have no conversion or voting rights, but shall pay an annual dividend in the amount of $0.125 per year, for a total of$0.25, over an eighteen (18) month term, from the date of issuance (the “Commencement Date. Dividend payments shall be payable as follows: (i) dividend in the amount of$0.0625 per share of Series C Preferred Stock at the end of each of the third quarter and fourth quarter of the first twelve (12) months of the twenty-four (24) month period after the Commencement Date; and (ii) dividend in the amount of $0.03125 per share of Series C Preferred Stock at the end of each of the four quarters of the second twelve (12) months of the twenty-four (24) month period after the Commencement Date. The source of payment of the dividends will be derived from up to thirty-five percent (35%) of net revenues (‘‘Net Revenues”) from the Street Furniture Division of the Corporation following the seventh (7th) month after the Commencement Date.

The designation did not make any material changes to the Company’s existing Articles of Incorporation other than incorporating the amendments described above.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 3.1, and incorporated by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
3.1	Designation of Series B and Series C Preferred Stock filed with the state of Nevada on August 11, 2017
10.1	The Acquisition Agreement between the Company and Sun Pacific Power Corp., dated August 16, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOlifestyle, Inc.
(Registrant)
Date:	August 18, 2017
		By:	/s/ Randy Romano
		Name:	Randy Romano
		Title:	Director